Exhibit 2.5

EXECUTION
AMENDMENT NO. 1 TO DEBT CANCELLATION
AND INDEMNIFICATION AGREEMENT

This Amendment No. 1, dated as of June 15, 2010 (this “Amendment”), amends that certain Debt Cancellation and Indemnification Agreement (the “Agreement”), dated as of December 18, 2009, among MMAC, LLC, a Delaware limited liability company (the “Buyer”), TRUDY CORPORATION, a Delaware corporation (the “Seller”), William W. Burnham, an individual residing in the state of Connecticut (“Mr. Burnham”) and Alice B. Burnham, an individual residing in the State of Connecticut (“Mrs. Burnham”, and together with Mr. Burnham, the “Principals”).  Capitalized terms used herein without definition have the meanings specified in the Agreement.

RECITALS

WHEREAS, pursuant to Section 4.8 of the Agreement, the Buyer, the Seller, and the Principals desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions herein contained, the parties hereto agree to amend the Agreement as follows:

1.             Assignment and Assumption.

(a)           Section 1.1(a)(i) of the Agreement is hereby amended and restated as follows:

 “(i)            the Series A Preferred Units and Common Units of the Buyer held by the Seller (the “Transferred Units”); and”

(b)           Section 1.1(a)(ii) of the Agreement is hereby amended and restated as follows:

 “(ii)           any and all of the Seller’s right, title and interest in the Buyer Note.”

2.             Debt Cancellation.  References to the term “Westport Credit Line” in the Agreement shall be deemed to include any substitute line of credit.

3.             Expense Reimbursement.  Section 1.2(b) of the Agreement is hereby amended and restated as follows:

 “(b)           Notwithstanding the forgoing, the parties hereto agree that following the Closing, the Buyer will reimburse Mr. Burnham for up to $17,000 in business expenses owed by the Seller to Mr. Burnham as of the Closing, subject to reduction by the amount of such expense reimbursement used to increase the principal amount of the Buyer Note pursuant to Section 3.1 of the Asset Purchase Agreement.  Following the Closing, after the NAV is finally determined and to the extent that such expense reimbursement was not added to the principal amount of the Buyer Note pursuant to Section 3.1 of the Asset Purchase Agreement, the Buyer will pay such reimbursement to Mr. Burnham in installments of $2,000 per month until paid in full.  For the avoidance of doubt, the parties hereto agree that the Seller shall not pay any expense reimbursements (including any amount of the $17,000) to Mr. Burnham between the date hereof and the Closing.”

4.             Capital Contribution.  A new section 1.3 (Capital Contribution) will be added to the Agreement as follows:

“1.3        Capital Contribution.  If the preliminary calculation of the NAV as of the Closing is less than negative $442,000 (-$442,000), Mr. Burnham will be required to make a capital contribution, in cash, to the Seller immediately prior to the Closing (the “Burnham Capital Contribution”) as set forth below.  For purposes hereof, the amount by which the NAV is less than $-442,000 shall be referred to herein as the “Deficiency Amount.”  The Deficiency Amount may be reduced as set forth below based on the availability to the Seller of certain accounting credits for returnable sales and inventory obsolescence as calculated immediately prior to the Closing by the Chief Financial Officer of the Seller pursuant to Schedule A hereto, which calculation is subject to Buyer’s reasonable review and approval.  Pursuant to Schedule A, fifty percent (50%) of the Deficiency Amount (subject to a maximum cap of $100,000) may be reduced based on the availability of such accounting credits with such credited amount being referred to as the “Accounting Treatment Credit.”  Mr. Burnham would be required to contribute an amount equal to the Deficiency Amount less the amount of the Accounting Treatment Credit.  For example, if the NAV were negative $542,000 (-$542,000) and the accounting credits for returnable sales and inventory obsolescence calculated pursuant to Schedule A totaled $60,000, the Deficiency Amount would be $100,000, the Accounting Treatment Credit would be $50,000 (50% of the Deficiency Amount (50% x $100,000) because, in this case, although accounting credits of $60,000 were available, only $50,000 of such $60,000 may be used since the Accounting Treatment Credit may not exceed 50% of the $100,000 cap) and Mr. Burnham would make a capital contribution to the Seller in the amount of $50,000 ($100,000 minus $50,000) as the Burnham Capital Contribution.  In consideration of the Burnham Capital Contribution, the Seller will receive Common Units of the Buyer pursuant to Section 4.4(b)(iii) of the Operating Agreement, and such Common Units will be included in the definition of Transferred Units above and transferred to Mr. Burnham immediately upon the Closing.”

5.             No Other Changes.  Except as expressly set forth in this Amendment, all terms and provisions of the Agreement shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

6.             References to the Agreement.  After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall refer to the Agreement, as amended by this Amendment.

7.             Counterparts; Facsimile.  This Amendment may be executed in any number of counterparts (each of which may be transmitted via facsimile or by pdf), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(SIGNATURES ON FOLLOWING PAGE)

2

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

THE BUYER:

MMAC, LLC, a Delaware limited liability company

By:	/s/ Bradley Palmer
Name:	Bradley Palmer
Title:	Authorized Person

THE SELLER:

TRUDY CORPORATION, a Delaware corporation

By:	/s/ Ashley C. Andersen Zantop
Name:	Ashley C. Andersen Zantop
Title:	CEO

THE PRINCIPALS:

/s/ William W. Burnham
William W. Burnham

/s/ Alice B. Burnham
Alice B. Burnham

SIGNATURE PAGE TO AMENDMENT NO. 1 TO DEBT CANCELLATION
AND INDEMNIFICATION AGREEMENT

SCHEDULE A

Revenue Treatment for Larger Returnable Accounts: Sales with Reserves for Returns vs. Consignment

The Company’s accounting policy for returnable sales with its prior public accountant is illustrated below in the Sale with Reserves example. The Company’s policy for returnable sales was changed for the FYE ‘09 audit and the new policy is noted below in the Consignment example. The accounting credit for returnable sales will be the difference obtained in the following formula: the NAV calculated using the Sale with Reserves methodology minus the NAV calculated using the Consignment methodology = the accounting credit for returnable sales, ceteris paribus.

The two scenarios are illustrated using a fictitious sale to Customer A (“Customer A”) as of 12/31/09. Customer A is a pseudonym for one of the Company’s larger customers whose sales carry the right of return.

Accounting Policy # 1-Sale with Reserves

•	A $10,000 sale is recorded to Customer A on 12/31/09, the date title passed for the shipment.
•
Based on the 2-year historical returns average of 39% for Customer A, Trudy records a provision for future returns for this sale of $3,900. This provision reduces the sale recorded as of 12/31/09 to $6,100.

•
Trudy also records a provision for promotional and co-op advertising for this sale of $300, or 3% of the sale. This is based on historical data and anticipated promo/co-op deductions. This would further reduce the sale recorded as of 12/31/09 to $5,800.

•	No other general ledger accounts – cost of sales, inventory, commissions, royalties, etc, are effected by these provisions.

Sales with Reserves

Transaction Details:	Amount	Notes:

P&L Impact:

Product Sale to Customer A, 12/31/09:	$10,000

Provision for returns recorded for this sale:	(3,900)	Customer A’s 2-yr returns avg. is 39%
Provision for promo/co-op recorded for this sale:	(300)	Customer A’s hist. & ant. promo/co-op is 3%

Net sale recorded at 12/31/09	5,800

Cost of sales:	3,800
Royalties:	1,000
Commissions:	250

Subtotal	5,050

Net	$750

Balance sheet Impact:

Assets:
Net A/R increase:	$5,800
Inventory decrease:	(3,800)

Total effect on Assets:	$2,000

Liabilities:
Royalties payable increase:	$1,000
Commissions payable increase:	250

Total:	1,250

Decrease in shareholders’ deficit	$750

Total effect on liabilities & shareholders’ deficit:	$2,000

Accounting Policy # 2-Consignment

•	A $10,000 sale is recorded to Customer A on 12/31/09, the date title passed to Customer A for the shipment.
•	The Company determines whether or not this sale has been paid for by the closing of the December quarter end financials.
a.
If it has been paid for, the sale and all associated costs remain on the books as invoiced (see Consignment Scenario 1 below). Under this scenario, any potential returns from this sale will be recognized at the time they are received.

b.
If the sale has not been paid for, the company reverses the sale as of 12/31/09. This reversal removes all activity in all affected accounts such as sales, COGS, royalty expense, commission expense, etc (see Consignment Scenario 2 below).

Consignment Scenario 1:		Consignment Scenario 2:
Sale paid for prior to closing FQE 12/31/09 books		Sale not paid for prior to closing FQE 12/31/09 books

Transaction Details:	Amount	Transaction Details:	Amount

P&L Impact:		P&L Impact:

Product Sale to Customer A, 12/31/09:	$10,000	Product Sale to Customer A, 12/31/09:	$0

Provision for returns for this sale:	—	Provision for returns for this sale:	—
Provision for promo/co-op for this sale:	—	Provision for promo/co-op for this sale:	—

Net sale recorded at 12/31/09	10,000	Net sale recorded at 12/31/09	0

Cost of sales:	3,800	Cost of sales:	0
Royalties:	1,000	Royalties:	0
Commissions:	250	Commissions:	0

Subtotal	5,050	Subtotal	0

Profit	$4,950	Profit	$0

Balance sheet Impact:		Balance sheet Impact:

Assets:		Assets:
Net A/R increase:	$10,000	Net A/R increase:	$—

Inventory decrease:	(3,800)	Inventory decrease:	—

Net effect on Assets:	$6,200	Net effect on Assets:	$—

Liabilities:		Liabilities:
Royalties payable increase:	$1,000	Royalties payable increase:	$—

Commissions payable increase:	250	Commissions payable increase:	—

Total:	1,250	Total:	—

Decrease in shareholders’ deficit	$4,950	Decrease in shareholders’ deficit	$—

Net effect on liab & shareholders’ deficit:	$6,200	Net effect on liab & shareholders’ deficit:	$—

Inventory Obsolescence Analysis: Averaged Analyses vs. 2-Year Exclusion Analysis

The Company’s accounting policy for inventory obsolescence with its prior public accountant was the average of the 3-Year and the 2-Year Exclusion Analyses which is illustrated below. The Company’s policy for inventory obsolescence changed with the FY ‘09 audit with the appointment of its new public accountant, and the new policy only uses the 2-Year Exclusion Analysis scenario. The accounting credit for inventory obsolescence will be the difference obtained in the following formula: the NAV calculated using the average of the 3-year Exclusion Analysis and the 2-Year Exclusion Analysis minus the NAV calculated using the 2-Year Exclusion Analysis = the accounting credit for inventory obsolescence, ceteris paribus.

The Company evaluates its reserve for inventory obsolescence, at minimum, on an annual basis. The two scenarios illustrated below use fictitious information on two titles in inventory as of 12/31/09.

3-Year Exclusion Analysis:

The 3-year analysis is the less conservative of the two analyses and results in a lower reserve for obsolescence.

•
The inventory is sorted by the last receipt date for each SKU. Any SKU that has been purchased within the three fiscal years preceding the date of the analysis (12/31/09 in this case) is excluded from this section of the reserve.

•
SKU’s in inventory with purchase dates that are more than three years older than 12/31/09, or purchased prior to 01/01/07, are sorted by the number of years of inventory on hand based on the current annual rate of sales. These SKUs will have a reserve set against them based on a percentage of each SKU’s inventory value (the landed purchase cost), in the following tranches:

% of Each SKU’s
Years Supply of Inventory for Each Title/SKU,	Inventory Value to be
Based on Actual Sales	Reserved

< 3 Year Supply	10.0%

3-5 Year Supply	30.0%

5-10 Year Supply	50.0%

10-20 Year Supply	60.0%

> 20 Year Supply	75.0%

•	For SKU’s purchased or published within the last three years, an automatic reserve of 5% of the inventory value is taken.

Here is an example with 2 SKU’s for the 3-Year Exclusion Analysis:

				YRS INV	LAST	CONTRIBUTION	RESERVE
ITEM #	DESCRIPTION	QTY	VALUE	ON HAND	REC’T	TO RESERVE	%

1S1700B	DINOSAURS & MORE!	6492	$13,873.40	35.9	01/13/07	693.67	5.0%
1A409B	PRINCESS 1 TO 10	3553	$5,482.28	5.5	01/01/08	274.11	5.0%

				TOTAL RESERVE		$967.78

2-Year Exclusion Analysis:

The 2-year analysis is the more conservative of the two analyses and results in a higher reserve for obsolescence.

•
The inventory is sorted by the last receipt date for each SKU. Any SKU that has been purchased within the two fiscal years preceding the date of the analysis (12/31/09 in this case) is excluded from this section of the reserve.

•
SKU’s in inventory with purchase dates that are more than two years older than 12/31/09, or purchased prior to 01/01/08, are sorted by the number of years of inventory on hand based on the current annual rate of sales. These SKUs will then have a reserve set against them based on a percentage of each SKU’s inventory value, in the following tranches:

% of Each SKU’s
Years Supply of Inventory for Each Title/SKU,	Inventory Value to be
Based on Actual Sales	Reserved

< 3 Year Supply	10.0%

3-5 Year Supply	30.0%

5-10 Year Supply	50.0%

10-20 Year Supply	60.0%

> 20 Year Supply	75.0%

•	For SKU’s purchased or published within the last two years, an automatic reserve of 5% of the inventory value is taken.

Here is an example with 2 SKU’s for the 2-Year Exclusion Analysis:

				YRS INV	LAST	CONTRIBUTION	RESERVE
ITEM #	DESCRIPTION	QTY	VALUE	ON HAND	REC’T	TO RESERVE	%

1S1700B	DINOSAURS & MORE!	6492	$13,873.40	35.9	01/13/07	10,405.05	75.0%
1A409B	PRINCESS 1 TO 10	3553	$5,482.28	5.5	01/01/08	274.11	5.0%

				TOTAL RESERVE		$10,679.16

Under the current accounting policy, the inventory obsolescence reserve should be approximately equal to the value of the more conservative 2-Year Exclusion Analysis, or $10,679.16.

Under the prior accounting policy, the inventory obsolescence reserve should be approximately equal to the average of the 2-Year and the 3-Year Exclusion Analyses, or $5,823.48.

Both of these accounting policies can also be influenced by Management’s knowledge of pending orders yet to be shipped, sales and marketing promotions, and shipped orders made after the balance sheet date.